Exhibit 99.1

April 3, 2020

Aradigm Announces Sale of Assets to Grifols, S.A.

Newark, Calif.—(BUSINESSWIRE)—Aradigm Corporation (OTC PINK: ARDM) (“Aradigm” or the “Company”) announced on March 30, 2020, the Bankruptcy Court entered an order approving the sale by Aradigm Corporation (the “Company”) to Grifols, S.A. (the “Buyer”) of the Company’s assets and intellectual property that pertain to Lipoquin, Free Ciprofloxacin, Apulmiq and any derivatives thereof. The Buyer has advised the Company that the Buyer has entered into an agreement with a third party to license to the third party the intellectual property and other rights the Buyer acquired from the Company and that the third party has agreed to pursue the development and commercialization of the Aradigm products.

The purchased assets include all Intellectual Property Assets and Patents that pertain to Lipoquin, Free Ciprofloxacin, Apulmiq and any derivatives thereof, the information and know-how that Aradigm controls that is related to or useful for the development of an Aradigm Product, including protocols, manufacturing processes, and technical and sourcing information, all filings, submissions, applications, reports or correspondence between Aradigm and any Regulatory Agency related to the purchased assets, and records and reports including all pharmacological, pre-clinical, clinical, analytical and quality control data, results and material correspondence related to the purchased assets.

Excluded from the sale are all of the Company’s cash and cash equivalents, accounts or notes receivable, certain contracts, tangible personal property, the name Aradigm Corporation, accounts and records of Aradigm Corporation, all benefit plans and the shares of Aradigm.

The purchase price is cash of $3,247,000 payable at Closing, waiver of Proof of Claim No. 4 in the amount of $19,950,000 filed by the Buyer in the Company’s bankruptcy case, waiver of Proof of Claim No. 5 in the amount of $11,785,898.96 filed by the Buyer’s affiliate in the bankruptcy case, a milestone payment of $2 million payable upon approval of any Aradigm product by the FDA, a milestone payment of $1 million payable upon approval of any Aradigm product by the EMA, and during the Royalty Term, the Company will receive twenty-five percent of any royalties received by the Buyer.

The Sale closed on March 31, 2020.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs for the prevention and treatment of severe respiratory diseases. Inhaled ciprofloxacin formulations are also product candidates for treatment of patients with cystic fibrosis and non-tuberculous mycobacteria, and for the prevention and treatment of high threat and bioterrorism infections, such as inhaled tularemia, pneumonic plague, melioidosis, Q fever and inhaled anthrax.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including the risk that Apulmiq may not receive regulatory approval or be successfully commercialized, as well as the other risks detailed from time to time in the Company’s filings with the Securities Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 23, 2018, and the Company’s Quarterly Reports on Form 10-Q.

More information about Aradigm can be found at www.aradigm.com.

Aradigm Corporation

John M. Siebert, 510-265-8800

Acting Principal Executive Officer